----------
                                     Exhibit
                                  ITEM 16 - 2b
                               MATERIAL CONTRACTS
                            CELLNET SERVICE AGREEMENT

                                   ----------



                           CELLNET SERVICES AGREEMENT


     This Services Agreement (Agreement) is made and entered into as of __________, (the Effective Date), by and between CellNet Data Services (SF), Inc., a Delaware corporation with principal offices at 125 Shoreway Road, San Carlos, CA 94070 (CellNet), and PowerSource Corp., a Nevada corporation with principal offices at 3660 Wilshire Blvd., Suite 1104, Los Angeles, CA 90010 (Client).

                                    RECITALS:

     WHEREAS, CellNet has developed proprietary data communications technology and the related equipment and computer software which enable it to install and operate a network known as the CellNet data communications system for the purposes of remote data acquisition and process control (the System);

     WHEREAS, CellNet has also developed applications and equipment for the System that are of particular use in the business of Client; and

     WHEREAS, Client desires to order the Services provided by CellNet using the System. NOW, THEREFORE, the parties hereby agree as follows: 1. Client may order Services from time to time and any Services ordered shall be provided by CellNet in accordance with the terms and conditions attached hereto as Exhibit A. 2. The price of such Services shall be as set forth from time to time in CellNet's Services Price List. 3. Exhibit A and any other exhibits which are initialed by Client and CellNet and are attached hereto are, by this reference, incorporated herein. IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the date set forth above.


PowerSource Corp.                    CellNet Data Services(SF), Inc.
Client                               CellNet

By:/S/ Roman Gordon
-------------------
Roman Gordon

Its: Director                                   Its: Director

                                   Exhibit A.

                              Terms and Conditions

Section 1.        Definitions.

     As used in this Agreement, the following terms shall have the meanings assigned to them unless the context of their use requires otherwise.

     1.1 "Client" shall mean the party so designated in the preamble to this Agreement, and shall include its successors and permitted assigns.

     1.2 "Commercial Customer" shall mean that segment of Client's Customer market for energy services, other than Residential Customers, whose service is provided using meters so classified under applicable utility service tariffs.

     1.3 "Connectivity Services" shall mean those Services related generally to the physical equipment and activities necessary to connect a particular Meter or group of Meters to the System, as described in the CellNet Directory of Services.

     1.4 "Coverage Area" shall mean the geographic area in which CellNet privides its Services available as defined in the most recently published Directory of Services.

     1.5 "Customer" shall mean a customer of a Client belonging to any Customer Segment to whom Client provides energy services.

     1.6 "Customer Segment" shall mean a segment of the Client's energy services market known as either Residential Customers, or Commercial Customers.

     1.7 "Data Services" shall mean the retrieval and provision of data from one or more Meters, as described in the Directory of Services.

     1.8 "Directory of Services" shall mean the published description of CellNet's standard Service offerings, performance standards applicable to Data Services, Client processes and procedures and the Coverage Area, in effect at the time of an order under this Agreement.

     1.9 "Initial Service Period" shall mean that minimum period of time for which Client has ordered and agreed to make payment for Services to a particular Meter or group of Meters as set forth in Section 2., below.


     1.10 "Meter" shall mean the device for measuring and recording the quantity or rate of flow of electricity passing through it.

     1.11 "Meter Module" shall mean System interface products approved by CellNet and required to be installed in order for CellNet to provide Services to Client.

     1.12 "Network" shall mean the System Equipment installed and configured by CellNet to provide the System's data communications capability.

     1.13 "Non-recurring Charges" shall mean those charges for Services which are typically performed once with respect to an individual Meter, group of Meters (such as installation or retrofit Services) or other processes (such as System Integration Services).

     1.14 "Regulatory Body" means the federal, state or local government agency having jurisdiction over the affected Service, product or other activity.

     1.15 "Residential Customer" shall mean that segment of Client's Customer market for energy services, other than Commercial Customers which includes exclusively metered service to customers classified as residential under applicable utility service tariffs regardless of the type of meter used to meter such service.

     1.16 "Recurring Charges" shall mean those charges for Data Services or other Services which recur on a periodic basis, i.e. month to month, with respect to a particular Meter or group of Meters.

     1.17 "Services" mean the Data Services, Connectivity Services and such other services as may be described in the Directory of Services.

     1.18 "Service Initiation Fee" means that fee described in the Services Price List.

     1.19 "Services Price List" shall mean CellNet's most recently published price list for Services, as it may be revised from time to time.

     1.20 "Specifications" shall mean CellNet's standard specifications relating to manufacture and performance of the Meter Module as they may be revised from time to time.

     1.21 "System Equipment" shall mean and include all of the physical components of the System, including all related software and hardware.


Section 2. Purchase and Sale of Services.

     CellNet shall make Services available in the Coverage Area and Client shall order, purchase and accept such Services pursuant to and in accordance with this Agreement and CellNet's Directory of Services, a copy of which Client hereby acknowledges it has received. CellNet shall provide Services in accordance with the performance standards set forth in the Directory of Services and the applicable rules and regulations established by the Regulatory Body. Client shall order Services by providing a CellNet standard service order in the format and containing such information as set forth in the Directory of Services. Notwithstanding the provisions of Section 4.0, Term, all orders for Data Services shall be for a minimum of 12 months but shall not exceed sixty (60) months from the date of the order with each Meter is associated. The provisions of this Section 2. are expressly subject to the purchase by Client of Meter
Modules and the purchase from CellNet or provision by others of such Connectivity Services as may be required to deliver the Services.

Section 3. Price and Terms of Payment.

     Client shall pay for all Services in accordance with the Services Price List unless otherwise provided in this Agreement. Any taxes, levies or other charges imposed upon the Services (except those based upon CellNet's net income) shall be for the account of Client or, if paid by CellNet, shall be reimbursed to CellNet by Client upon demand. Any property taxes or charges or levies in the nature of property taxes imposed upon System Equipment owned by CellNet and located on Client's or Client's Customer's property shall be paid by CellNet or, if paid by Client, shall be reimbursed to Client by CellNet upon demand. Recurring Charges (including without limitation those for Data Services) shall be invoiced by CellNet in advance, including prorata charges for Services commenced during the preceding month. Non-recurring charges (including those for Connectivity and all other Services which are typically performed) shall be invoiced in arrears. Payment shall be due thirty (30) days after the invoice date. A late payment charge in an amount equal to the lesser of one and one half percent (1.5%) per month or the maximum amount permitted under applicable law may be applied to the balance of any unpaid invoice commencing thirty (30) days after the date of the invoice or ten (10) days after receipt of the invoice by the party to whom it is sent, whichever is later. Notwithstanding the above, the Data Services price for all Meters shall remain fixed during the Initial Services Period.

Section 4.        Term of Agreement

     This Agreement may be terminated by either party upon thirty (30) days advance written notice to the other; provided, however, that such termination shall have no effect on the obligations of the parties with respect to Meters whose Initial Service Periods have not yet expired. With regard to such Meters the provisions of this Agreement shall remain in full force and effect until the end of their Initial Service Periods.

Section 5.        No Exclusivity.

     Client acknowledges its understanding that CellNet intends to provide communications services of various types on the System to parties other than Client. Client expressly agrees that CellNet may, in its sole discretion, offer services of any type on the System to any other entity.

Section 6.        Spares and Inventory

     In the event that Client orders Meter Support Services, as defined in the Directory of Services, CellNet shall provide all necessary Meter and Meter Module spares and inventory. These Meters shall be of the types specified in the Directory of Services. If Client elects not to purchase Meter Support Services, Client may (1) purchase Meter Inventory Management Services and CellNet will maintain and manage its meter inventory stock purchase, or (2) purchase and maintain an inventory stock of spare retrofitted Meters from which replacement Meters may be drawn by another certified Meter service provider in the event of Meter or Meter Module failures. In the event that Client elects not to purchase Inventory Management Services from CellNet or have these services provided by another meter service provider, CellNet shall only be obligated to exercise commercially reasonable efforts in the delivery of Meter Module repair services to Client.



Section 7.        Warranty.

     CellNet warrants for a period of twelve (12) months after the date of sale that any Meter Module sold by CellNet to Client under this Agreement will conform to the Specifications and will comply with any applicable rules and regulations of (i) the Regulatory Body pertaining to electric metering services or devices and (ii) the Federal Communications Commission pertaining to radio devices. If a breach of this warranty should occur with respect to a Meter Module, Client may return such non-conforming or non-complying Meter Module to CellNet at CellNet's expense. CellNet shall in its discretion either repair or replace such returned non-conforming or non-complying Meter Module within thirty
(30) calendar days of receipt at no expense to Client, as Client's sole remedy for breach of the foregoing warranty.

Section 8.        Credits for Data Service Failures.

     In the event of any failure by CellNet to provide Data Services under this Agreement in accordance with the performance standards contained in the Directory of Services, Client shall promptly notify CellNet of such failure. Upon verification that such failure was not the result of the acts of Client, its Customer or an event of Force Majeure, CellNet shall credit Client's next subsequent invoice with an amount determined by dividing the total monthly charge for the affected Meter by the number of Meter reads to which Client was entitled under the applicable performance standard and multiplying the result by the number of Meter reads not provided to Client. In no event shall any credit due hereunder exceed the total amount due from Client for the affected month. Client expressly agrees that the failure to provide Data Services hereunder to any particular Meter or group of Meters shall not constitute material breach of this Agreement but shall only obligate CellNet to provide credits as set forth above.

Section 9.        Limitation of Liability.

     9.1 IN NO EVENT SHALL CELLNET OR CLIENT BE LIABLE TO EACH OTHER IN CONNECTION WITH THIS AGREEMENT FOR INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY OR TORT, INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OF ANY KIND, WHETHER ACTIVE OR PASSIVE.

     9.2 CLIENT SHALL INSERT A CLAUSE IN ITS AGREEMENTS WITH ITS CUSTOMERS WHO PURCHASE CELLNET'S SERVICES FROM CLIENT AS FOLLOWS.

"NEITHER Client Nor its authorized representatives or contractors WILL be liable to [customer name] for any indirect, special or consequential damages of any nature (including, but not limited to, lost profits, costs of capital, or loss of use of money), ON ANY THEORY OF LIABILITY, and HOWEVER CAUSED."

Section 10.       Dispute Resolution.

In the event of any dispute between the parties which they are unable to resolve at an operational level, such dispute shall be promptly escalated to succeeding levels of management until it is finally resolved. Such disputes as the parties are unable to resolve informally within ninety (90) calendar days may be submitted by either party for binding arbitration in accordance with the expedited rules of the American Arbitration Association by a panel of three (3) arbitrators, provided that reasonable limited discovery will be allowed. In such case each party shall, within thirty (30) days provide to the other its detailed explanation of the dispute, the issues to be resolved and requested relief. Each party shall reply to the other within thirty (30) days. Within ten (10) days after the mutual exchange of explanations, each party shall choose an arbitrator. Those two arbitrators will then together choose a third arbitrator to complete the panel. Such arbitration shall be in lieu of any court proceedings (except for enforcement of any arbitration award). Such arbitration shall be held at a location to be mutually agreed upon by the parties, or, failing agreement, in San Francisco, California. The arbitrators shall assess costs (including reasonable fees for in-house and outside attorneys) as appropriate to balance the equities between the parties. Any party enforcing an arbitration award shall be entitled to recover all costs of enforcing such award (including reasonable in-house and outside attorneys' fees). No arbitration award shall include punitive damages and the arbitration panel shall be so instructed.

Section 11        Indemnification

     Each party shall indemnify, defend, and hold harmless the other, its directors, officers, agents and employees from and against all third party liabilities, losses, damages, costs (including court costs and reasonable attorneys' fees), penalties (civil or criminal), expenses, fines, settlements, interests, suits, causes of action, legal or administrative proceedings, arbitrations, demands or claims arising in connection with the indemnifying party's performance of its obligations under this Agreement (collectively, "Third Party Liability") to the extent caused by the fault (including negligence) of the indemnifying party's personnel, subcontractors, agents, representatives, services or equipment, except that Third Party Liability shall not include indirect, incidental or consequential damages. In addition, Client shall indemnify CellNet in accordance with this Section 11. in the event any action or claim is brought against CellNet by any of Client's Customers based upon loss of use of electrical power unless such loss of power was attributable to the fault (including negligence) of CellNet. The party to be indemnified hereunder shall promptly notify the other party of any such suit or claim.


Section 12.       Patent Infringement Indemnity.

     The following terms apply to any infringement or claim of infringement of any patent, trademark, copyright, trade secret or other legally protected proprietary right of any third party relating to the Services provided by CellNet under this Agreement. CellNet shall defend or settle, at its own expense, and shall indemnify Client against all losses, damages, expenses, liabilities or costs (including court costs and reasonable attorneys' fees) that may result by reason of any such infringement or claim of, action form, or suit for infringement. Client shall notify CellNet promptly of any claim of, action for or suit for infringement for which CellNet may be responsible hereunder and shall cooperate with CellNet (at CellNet's expense) in every reasonable way to facilitate the defense of any such claim. If any of the System Equipment or a particular activity performed pursuant to this Agreement is, in any such action or suit, held to infringe, and its use is enjoined, CellNet shall, at its election and expense, (a) procure for Client the right to continue to receive service using the System Equipment or the right to conduct the activity, or
(b)modify or replace the System Equipment or activity so that it becomes non-infringing while retaining substantially equivalent functionality.


Section 13.       Patent Challenges.

     Client hereby agrees that, as long as CellNet is providing Services pursuant to this Agreement, Client shall not formally or informally challenge any patent held by CellNet or its affiliates that in any way relates to the System or the Services.

Section 14.       Client Data Ownership.

     Client shall retain ownership, or such other interest permitted by federal or state statute or regulation, of all data collected by or from Client's Meters or other equipment as well as any other information about Client's Customers, equipment, or operations generated by the manipulation or processing of such data.

Section 15.       Confidentiality.

     15.1 Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean any information or material which is proprietary to the disclosing party or designated as Confidential Information by the disclosing party and not generally known other than by the disclosing party. Confidential Information also includes any information which the disclosing party obtains from any third party which the disclosing party treats as proprietary or designates as Confidential Information, whether or not owned by the disclosing party. Confidential Information shall be clearly identified as such when disclosed. In the case of Confidential Information transmitted in writing, such information shall be clearly marked confidential. In the case of information transmitted orally, the disclosing party shall provide written confirmation of the Confidential Information disclosed within thirty (30) days of disclosure. Confidential Information does not include the following:

     (i)  Information  which  is  known  by the  receiving  party at the time of receipt from the disclosing party which is not subject to any other non-disclosure agreement between the parties;
     (ii) Information which is now, or which hereafter becomes, generally known to the industry through no fault of the receiving party, or which is later published or generally disclosed to the public by the disclosing party; or
     (iii) Information which is otherwise lawfully developed by the receiving party, or lawfully acquired from a third party without any obligation of confidentiality.



     15.2 Nondisclosure. The receiving party agrees to hold in confidence and not to disclose or reveal to any person or entity any Confidential Information disclosed hereunder without the clear and express prior written consent of a duly authorized representative of the disclosing party. The receiving party further agrees not to use or disclose any of the Confidential Information for any purpose at any time, other than for the limited purpose(s) of this confidence. In the event that either party is directed to disclose any portion of any Confidential Information of the other party or any other materials proprietary to the other party in conjunction with a judicial proceeding or arbitration, the party so directed shall immediately notify the other party both orally and in writing. Each party agrees to provide the other with reasonable cooperation and assistance in obtaining an appropriate protective order and in taking any other steps to preserve confidentiality. In the event either party were to use consultants, contractors, or other third parties in connection with this Agreement, the party intending to use such third party shall first have such third party execute an appropriate nondisclosure agreement satisfactory to the other party.

     15.3 Terms of Agreement. The parties agree that the terms of this Agreement, including the CellNet Directory of Services and any information regarding pricing of services, constitute the parties' material Confidential Information and shall be governed by the terms of this Section 15.

     15.4 Survival. The obligations imposed by this Section 15 shall survive the expiration or earlier termination of this Agreement for a period of five (5) years. Upon expiration or termination of this Agreement, the disclosing party with respect to its own Confidential Information may require the receiving party and each person to whom the receiving party has given such Confidential Information to either (a) return all copies of such Confidential Information, in whatever form, in its and/or their possession to the disclosing party, or (b) destroy all such copies and to certify such destruction in writing to the disclosing party.

Section 16.       Force Majeure.

     Except for the payment of money when due, neither party shall be liable for any failure to perform or delay in performing any provision of this Agreement in the customary manner if such failure or delay shall be caused by an act of God; explosion; fire; flood; drought; epidemic; earthquake; storm; riot; insurrection; blockade; war or other hostilities; strike, lockout or other industrial disturbance (even if such labor difficulty may have been avoided or may be settled by acceding to the demands of the parties in dispute); act or restraint of governmental authority; shortage of supplies; power outage; RF interference; failure in backhaul communications; serious breakage of, or accidents to, machinery or equipment; failure of transportation or usual sources of supply; and any other cause or event, whether foreseen or foreseeable, which is reasonably beyond the control of the party claiming the excuse or delay and which the affected party is not able to overcome by the exercise of reasonable diligence. No party, however, shall be required to settle any strike, lockout or other industrial disturbance on terms which in its sole opinion are unsatisfactory.

Section 17        Assignment

     This Agreement and the rights and obligations hereunder shall not be assignable by either of the parties hereto without the prior written consent of the non-assigning party, which consent shall not be unreasonably withheld, except that either party may assign this Agreement to a parent or successor through merger or consolidation. In the event of any such assignment, the assigning party shall remain liable to the non-assigning party for the performance of this Agreement. Notwithstanding the foregoing, CellNet may disclose the provisions of this Agreement and grant a security interest herein to one or more financial institutions to secure borrowings by and other extensions of credit to CellNet without the further consent of Client.

Section 18.       Notices

     Any  notices  to be given  under this  Agreement  (a)shall  be in  writing,
(b)shall be transmitted by telecopier to the number set forth in the most recent Service order (with a confirmation copy by mail) or delivered by air courier or deposited in the mail, postage prepaid and certified, (c)shall be addressed as specified in the most recent Service Order, and (d)shall be deemed effective when received.



Section 19.       Survival of Obligations

     The rights and obligations created in Sections 3, 10, 11, 12, 13, 14, and 15, shall survive any termination of this Agreement.


Section 20.       Miscellaneous

     Whenever any authorization, consent or approval is required or requested of either party hereto, such authorization, consent or approval shall not be unreasonably withheld or delayed. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement between CellNet and Client with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect thereto. No amendment or modification of this Agreement shall be binding on the parties unless in writing and signed by authorized representatives of both parties. No waiver of any of the terms or conditions of this Agreement shall be binding on the parties unless in writing and signed by authorized representatives of both parties. Any waiver of a breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition of this Agreement. If any provision of this Agreement shall be held to be invalid or unenforceable under any present or future law in whole or in part by any court of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction. Such invalid or unenforceable provision shall be replaced as to such jurisdiction by a provision that comes closest to the business objective intended by such invalid or unenforceable provision without being invalid or unenforceable itself. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement nor shall any provision give any third persons any right of subrogation or action over and against any party to this Agreement. This Agreement shall constitute a legally binding obligation of each of the parties and shall inure to the benefit of and be binding upon their respective successors and permitted assigns. Any questions concerning the interpretation and enforcement of this Agreement shall be governed by the law of the State of California without the application of its choice of law rules.